Exhibit 99.2

AEGION CORPORATION
Moderator: Charles R. Gordon
July 30, 2014
9:30 a.m. ET

Operator:	Good morning and welcome to Aegion Corporation's Second Quarter 2014 Earnings Call.

At this time, all participants are in a listen-only mode. Later, there will be a question-and-answer session, and instructions will follow at that time. If anyone requires assistance during the conference, please press star then zero on your touch-tone telephone. As a reminder, this event is being recorded.

Management has provided a presentation to summarize the financial results and outlook. The presentation can be found on Aegion's website at www.aegion.com. Any financial or statistical information presented during this call, including any non-GAAP information, the most directly comparable GAAP measures and reconciliation to GAAP results will be available on Aegion's website at www.aegion.com.

During this conference call, the company will make forward-looking statements, which are inherently subject to risks and uncertainties. Results could differ materially from those currently anticipated due to a number of factors described in the company's SEC filings and throughout this conference call. The company does not assume the duty to update forward-looking statements. Please use caution and do not rely on such statements.

I would now turn the call over to Chuck Gordon, Interim Chief Executive Officer of Aegion. Sir, you may begin.

Charles Gordon:
Thank you and welcome to our second quarter earnings call. With me today are David Martin, Senior Vice President and Chief Financial Officer; David Morris, Senior Vice President and General Counsel; and Ruben Mella, Vice President of Investor Relations and Corporate Communications.

During the second quarter, the business delivered results largely in line with our expectations. The second half of the year is Aegion's primary earnings season and< during the second quarter, the company successfully built backlog that will drive performance in the third and fourth quarters. In addition, the bid table and outlook for our core businesses looks promising, not only for the remainder of the year, but also looking ahead to 2015.

Specifically, year-to-date, Insituform's North American business continues to benefit from a strong backlog positioning and increased market share. Our initial assessment of the bid table indicates that 2015 may also be another good year. Energy and Mining is well positioned for the second half of the year as Corrpro, United Pipeline Systems, Brinderson, and CRTS execute backlog and pursue promising opportunities in North America, the Middle East, and South America. And Commercial and Structural results for the first half demonstrate the recovery we expect to see this year is on track. These positive leading indicators allow us to maintain non-GAAP EPS guidance of $1.50 to $1.65 and our outlook for ROIC in the range of 7 percent to 8 percent. I will elaborate more on these important themes in a few minutes after David gives his perspective on the second quarter results. David?

David A. Martin:
Thanks, Chuck, and good morning. Last evening, we announced second quarter non-GAAP earnings per share of 34 cents. Consolidated revenues grew 33 percent from the second quarter of 2013 and non-GAAP operating income increased 19.3 percent. Again, as Chuck said, the quarterly result was in line with the guidance we provided in early June, and while our press release provides the details, I want to quickly highlight several factors that drove financial performance in the quarter.

First, Insituform's North American business, or NAR, delivered another impressive quarter. Strong execution and improved margins led to the outperformance of our Water and Wastewater platform.

For the second consecutive quarter, NAR both entered and ended the period with improved backlog, while delivering increased financial results.

Revenues increased in the high teens compared to the same period last year, and operating margins before corporate allocations expanded by 80 basis points. We experienced strong operating performance in our primary North American regions with 15 percent fewer crews than previously carried with this very high level of backlog.

Second, Corrpro's performance recovered in May and June after disappointing April results. Profits for the quarter came in ahead of our May expectations, as Corrpro successfully executed projects outside of the Canadian regions impacted by the late spring break-up, indicating that this important business is back on track as we enter the second half of the year. Chuck will elaborate more on our outlook for that business later.

Third, Bayou's operating income improved by $2 million year-over-year, and achieved breakeven in the quarter. While we aren't hitting our stride yet, this is a very important trend. The New Iberia operations completed four smaller projects, including higher-margin concrete coating work. In addition, new initiatives to improve plant efficiency in the New Iberia facility are reducing our fixed costs. The result was a significant improvement in gross margin. Coating activities in Canada picked up significantly in the quarter, as the lull experienced in the fourth quarter of last year is giving way to a likely earlier start to pipe coating activity in the winter construction season. And we're working on larger coating projects that will fill the summer schedule and even into early fall.

Fourth, Commercial and Structural generated a small profit in the quarter, the first since the second quarter of 2013, led by the improved results in the North American operations and solid performance in the Asia business as well. Overall, C&S revenues grew by 16 percent. Fyfe North America continues to improve execution, which is reflected by gross margins, which were in the high 30 percent range this quarter. Our crews recently completed a sizable municipal pipeline project on schedule and within budget, which also contributed to the improved quarterly result.

That said, performance in the quarter was affected by several factors as well. First, the CRTS Saudi Arabia Wasit project. After a strong start in the first quarter, second quarter progress on the offshore portion of the project slowed significantly. The two-week planned transition in early April to the second lay barge took six weeks. Once back on the water in mid-May, the prime contractor's pipe welding rate also proceeded much more slowly than expected with only 20 percent of the planned weld coatings completed. Please note from the start of the year we've been conservative in estimating the project's impact to our full year guidance, including the possibility that a portion of the project could shift at 2015, which is now likely the case.

Second, Brinderson's upstream segment has enjoyed strong pro forma year-over-year growth. However, additional opportunities being pursued have been delayed in California, as well as the Permian Basin, which affected our second quarter performance. In contrast, the downstream business executed record billable hours for maintenance contracts that compensated for what turned out to be a less active turnaround season this year, allowing this portion of the business segment to meet its plan for the quarter. Gross margins were lower than originally expected in the quarter, as a result of the mix, favoring the downstream segment over the higher margin upstream segment.

Finally, last quarter, we talked about how project activity for United Pipelines was front-end loaded in Canada and South America. That was reflected in the second quarter financial results, especially in Canada, where we successfully closed out several projects from the active winter season. We talked last quarter about the growth in sales acquisitions for the U.S. and Middle East that would flow into the second quarter. Most of the activity we expected in the second quarter was postponed as the start dates were pushed back to the second half of the year. However, our backlog has stabilized, and Chuck will discuss this more later.

Now turning to other items in the quarter. We incurred about $0.5 million or a penny per share of non-cash currency losses in the quarter related to intercompany receivables, payables, and other items from some subsidiaries that are not denominated in the local currency. We did not recognize any equity income in the quarter, compared to a little over 3 cents in the second quarter of 2013, from the joint ventures in Germany and Bayou Coatings that we divested prior to April 1 of this year.

The consolidated tax rate for the quarter was under 25 percent, as a result of certain benefits from various foreign tax credits and tax liability true-ups. This rate is in line with our recent effective tax rates. Over the last four years, we have averaged from 24 percent to 25 percent in terms of the effective tax rate. Recall last year we reported a 13 percent effective tax rate in the second quarter from certain discrete favorable benefits from tax credits, as well as other tax liability true-ups. For the second half and for the full year, the effective rate is now expected to be between 25 percent to 28 percent, again, in line with our average over the most recent years.

Second quarter cash flow from operating activities was $28 million, or 214 percent of net income for the quarter, compared to $13 million in the second quarter of 2013. The greater cash generation in the quarter was a significant improvement over the $9 million use of cash in the first quarter and included a number of collections at the early part of the quarter that were deferred from the first quarter. We've not made any significant improvements in DSOs so far in 2014. And that is something that we're very focused on across all of our business platforms. I expect the downward trend in DSOs to get back on track in the second half of the year, and I still anticipate a strong finish with our overall operating cash flow to be in the range of $100 million to $110 million, as we have previously indicated.

Our use of cash in the quarter included, first, capital expenditures of $8.2 million, in line with our expectations. CapEx expectations for the full year remain in the $30 million to $35 million range. Second, share repurchases totaled $10.5 million with an average price of $23.25. At this point, we've completed our $20 million share repurchase program for the year. Third, a scheduled $4.4 million quarterly debt payment was made as part of our $22 million total requirement for 2014.

So, in summary, Aegion delivered a solid second quarter driven by the performance of our core businesses, Corrpro, NAR, United, and Brinderson. Performance from the project-based businesses was mixed because of a number of timing issues, but encouraging nonetheless as Bayou and Fyfe North America made great strides in the quarter.

So, with that, I'll turn the call back over to Chuck.

Charles Gordon:
Thanks, David. As I noted in the opening remarks, Aegion had a solid second quarter, which includes new orders that position the company to deliver even stronger results as we move into the second half of the year. We need to earn non-GAAP EPS of $1.03 to $1.18 in the second half to achieve our guidance for the year. Let me walk you through the positive aspects of the business that give us confidence in our performance throughout the rest of the year.

Three out of four of the large businesses, Corrpro, NAR, and United Pipeline Systems are in good positions with strong backlog and bid tables for the second half of the year. Furthermore, the expectation for Brinderson can be achieved by successfully executing the existing backlog. We are pleased with the progress being made in Commercial and Structural's North America business. We expect an improving sales funnel and growing capabilities to translate the bid table into an actionable project, which bode well for a profitable second half of 2014.

Let me comment further on our backlog position. Consolidated backlog at the end of June was $829 million. Excluding Brinderson, consolidated backlog increased 14 percent from June 30, 2013. Water and Wastewater backlog reached a record, $317 million at the end of June, as a result of favorable market conditions.

In North America, the contract win rate exceeded expectations and the composition of the backlog reflects improved bid margins. While still early, our assessment of the bid table suggests 2015 can be another good year for us. For the international markets, we are focused on properly executing a solid backlog position in Australia.

We continue to wait for several bid awards in Malaysia that have taken longer than expected, which is not unusual for international projects. The bid process in Malaysia and all our international projects receive scrutiny to determine whether Aegion will be a contractor or a product supplier. Based on NAR's favorable market position and successful execution, we expect Water and Wastewater to perform very well this year with revenues between $500 million and $525 million with operating margins in the range of 7 percent to 8 percent.

Backlog for Energy and Mining, excluding Brinderson, grew 12 percent year-over-year to $215 million. Corrpro's backlog reached a record, $87 million, driven by 9 percent year-over-year increase in second quarter new orders. Bayou's backlog is up nearly $60 million over the second quarter of 2013. We have a strong position in Canada where we are fully utilizing both coating lines and adding a third shift to process a high volume of pipe through our facility.

Recently, Bayou New Iberia, Louisiana, was awarded two large projects. The first is the delayed onshore-offshore project we talked about last year. The second project is an offshore deepwater installation project. The second award represents the initial order from the large Gulf deepwater market opportunity that will continue to develop and increase over the next several years. We are still in discussions with respect to the timing of pipe delivery and coating scheduling that will determine what we can accomplish on these projects during the remainder of 2014. Right now, we have in our forecast executing a portion of the onshore/offshore work in the fourth quarter.

United's backlog was down year-over-year partly due to the front-end nature of the work in Canada and South America that David mentioned, as well as the impact of the large Morocco project, which was completed in 2013. United has a current line of sight to about $60 million worth of projects, primarily in North America and the Middle East, but also in South America and Mexico, with the potential for new opportunities in other international markets.

The North America and Middle East markets remain active and will be the primary regions for growth. It's difficult to forecast the timing for some of the international market opportunities, but we are encouraged with what appears to be renewed investment in Mexico and South America, which creates opportunities for our pipe protection solutions.

Brinderson's backlog of $248 million reflects the strength of its downstream maintenance segment, despite a lighter turnaround season than usual this year. All indications are that the upcoming turnaround season, beginning in the first quarter of 2015, will be more robust.

Last quarter, we talked about the slow start for the upstream capital program. Through the first half of 2014, Brinderson's pro forma upstream business is up over 50 percent year-over-year, a very strong performance. However, it is below what we expected the business to deliver. We saw an uptick in March that gave us confidence the outlook would meet our expectations beginning in Q2. However, there were additional delays in planned work in California and in the bid and award process for work in the Permian Basin during the second quarter.

Recall that last year a major customer invited Brinderson to bid on work in the Permian Basin. With this foundation, we're making investments to establish the presence and relationships to grow in that market, a process that will take several years. The good news is we just won a maintenance and construction contract with that client. While the scope is smaller than we expected earlier in the bid process, this is a significant award for us in the new market. We believe Brinderson is still on pace to deliver revenues of $300 million, primarily from the strength of the downstream market position. Based on our visibility for the second half of the year, we continue to expect full year Energy and Mining revenues to be $770 million to $800 million, with operating margins in the 8 percent to 9 percent.

Now let me turn to the Commercial and Structural platform. The first half of 2014 demonstrated what we hope to achieve giving us confidence the planned recovery is well on its way. We continue to see improved margins from better project estimation, and a greater focus on increasing direct labor utilization and revenue per billable hour. All of these measures are getting better with plans for further improvement. While it's still early, the new sales team continues to increase our visibility to the marketplace with the North America sales increasing 37 percent to $134 million compared to just a month ago. More importantly, new orders in May and June were the best since 2012.

In Asia, the market opportunities in Japan, Hong Kong, Singapore and Indonesia are robust. With a national certification of structural equivalence for Fibrwrap in wooden structures, Fyfe Asia is proceeding with the initial launch of the Tyfo Defender System in 2014 for the Japanese national initiative to seismically retrofit all residential and commercial structures.

Consistent with our plans, we expect a modest revenue contribution this year. We continue to execute the two pressure pipe awards in Hong Kong with additional opportunities in this segment over the near term. With momentum building in North America and Asia, backlog for Commercial and Structural since the first quarter has increased 4 percent to $48 million. Our expectations remain for 2014 revenues to be in the $70 million to $85 million range with operating margins ranging from negative low single digits to positive low single digits.

I am approaching the 90-day mark as Interim CEO. As such, let me share with you my impressions of the business. One of the commitments I made to the board was to conduct a thorough review of the business and its various assets and to report back with the findings during the third quarter. During this time, I visited all the businesses and traveled to international locations in Europe, the Middle East, and Southeast Asia. My assessment to the board will focus on the inherent strength of the business and where we can make further improvements to take full advantage of the growth opportunities going forward.

Aegion has always demonstrated the discipline to take action to correct underperforming businesses or to dispose of them as we did with the German joint venture and Bayou Welding Works, if they can't earn the desired return. We've changed our go-to-market strategy when needed, especially internationally as we strengthened our focus on third-party CIPP product sales. Aegion is a growth company that has and will continue to mold its business model to the realities of the markets we serve.

I stated at the Investor Day that I and the board believe in the diversification strategy. What I've learned through the tour of our technology services and the end markets only reinforces my belief that Aegion's strategy is correct.

There are four key areas, upon which I believe Aegion needs to continue to capitalize. The first is safety. Aegion has a strong safety culture. A safe workplace is good for our employees, demanded by our customers and helps drive profitability. There is an opportunity to share best practices across the organization so we can widen the gap from our competitors and open new opportunities, particularly in the energy segment, where a strong safety performance is a license to do business.

The second is a concerted effort to continue to move from a project and product-driven organization to a customer and market-focused company. As I look across Aegion, I believe we have to leverage common customers and exploit go-to-market potential through more share distribution channels that offer our customers comprehensive solutions. An example is our investment in the Middle East to establish a regional base of operation to jointly market Corrpro, United and CRTS to the national oil companies. United is very active in Oman and Kuwait. Corrpro now has certification in Saudi Arabia, which opens that important market for us. And Corrpro had entered the market in Qatar with $7 million award early this year to provide cathodic protection to nearly 700 well casings in the Dukhan oilfield to prevent corrosion. CRTS is executing the Wasit project and is performing other small projects to build its reputation in the region. These successes came from the sales efforts from each of these businesses. We believe the joint marketing and sales effort going forward will be the catalyst to potentially double our Middle East revenues by the end of 2017 from where we expect to end this year.

The third key is continuous productivity improvement. NAR manufacturing and Brinderson are in the early stages of implementing Lean programs. Aegion will benefit from a consistent program implemented across the organization to improve productivity. Improved productivity will increase our ability to execute consistently, which in turn unleashes the full earnings potential contained in our backlog.

The final key is excellent project management. Aegion is committed to becoming a premier project management organization. We are awarded more than 8,000 separate contracts annually. We have to have an unwavering commitment to improve execution, and I see that important quality becoming a core competency across the company. This is evident by the investment we're making in systems and people to optimize the efficiency and deliver stronger performance.

The work NAR has accomplished over the last two years speaks to that commitment. We are sharing best practices between NAR with Fyfe. We're taking actions at the New Iberia plant to improve execution and reduce costs. In fact, all of our businesses are focused on improving execution to grow the top line and deliver better margins.

Successfully developing all four of these areas requires a long-term commitment to developing a consistent culture across Aegion that values these key aspects of the business. The development of a consistent corporate culture is a top-down activity that has the full support of the board and will be a focus for the permanent CEO. We also detailed our plans for growth at Investor Day.

Now let me summarize where we're going as a company. The energy markets in North America and the Middle East are expected to be robust over the medium term. We see tremendous opportunities for our technologies and services to rehabilitate, protect and maintain pipelines in selected global markets and in the upstream and downstream facilities in North America. These market segments garner considerable attention by the industry and governmental agencies because of the critical need for safe, environmentally sound and reliable performance. Our technologies and services for United, Corrpro, and coating services are not known broadly on a global scale, which creates tremendous opportunity to target desirable new markets, such as the Middle East through an effective sales and service coverage model.

NAR continues to improve its market position, taking advantage of more stable and available municipal wastewater expenditures, and more importantly, avoiding complacency. We've talked about the mantra, Insituform focusing on Insituform. That is very relevant to the way this organization is pushing to improve execution as I talked about earlier. These efforts are making their way to our international businesses with the objective of reducing market risk, improving predictability, lowering costs through shared best practices and executing the best go-to-market strategies. For Commercial and Structural, there is no question, Fibrwrap is a remarkable technology with large market potential. We believe the best channel to develop the market is through a direct sales and product management model that is organized to address key vertical market segments. Fyfe North America is on the path to recovery. We will continue to commit the resources necessary to optimize Fyfe and position it to grow the top line 15 percent to 20 percent annually.

The more time I spend with this business, the more optimistic I am about the opportunity and outlook for the technology. This outlook, overall, is based on our expectations for organic growth. We supplement our organic strategy with an evergreen corporate M&A process that constantly evaluates opportunities to enhance our platforms through additional technologies and access to geographical markets, both in North America and internationally.

We have a lot to accomplish in the second half of the year. With a strong backlog position for the core business and our focus on execution, we are positioned well for a very good second half. I do want to be transparent with you on where we see the risk in the second half. The Bayou awards are a very positive sign, but we are still discussing with clients on when we can begin coating work. Our plans include some activity in the fourth quarter. We have what we believe is conservative expectation for the offshore portion of the CRTS Wasit project, but we don't control the prime contractor's pipe weld schedule. We are pleased with the progress of sales team Fyfe has made over the last several months. However, we are developing a new market with a new team and those efforts are not always linear.

Overall, I think, we have a balanced assessment for the second half of 2014, as we know it today. The positive leading indicators we have for the core businesses drives our expectations, not only for the remainder of the year, but also as an early view for 2015, as we go into the strategic planning season this fall.

That concludes our prepared remarks today. Thank you for your continued support. We remain very excited about our path forward and the many opportunities we have to create shareholder value.

With that, I'll turn the call over to the operator for the question-and-answer session. Thank you.

Operator:
Thank you. Ladies and gentlemen, if you have a question at this time, please press star and the number one key on your touch-tone telephone. If your question has been answered or you wish to remove yourself from the queue, please press the pound key. Once again, to ask a question, please press star and then one.

And our first question comes from Glenn Wortman from Sidoti & Company. Your line is open.

Glenn Wortman:	Good morning.

Charles Gordon:	Good morning.

Glenn Wortman:	Can you just talk about the gross margin profile for your projected energy mining work in the back half of 2014? Are you anticipating a significant sequential improvement over the first half?

David Martin:
Most definitely. As you know, the first quarter is normally a lower margin quarter for the business, driven by the fact that Corrpro is at a seasonal low. They will be hitting their peak earning season in the second half. And then you have the impact of the CRTS project in the second half as they continue working through that schedule as well as the rest of the businesses, United Pipeline and even Bayou, later in the fourth quarter. So, I do expect sequential improvement in both gross margin, and obviously, operating income.

Charles Gordon:
And I would add on to that, in the first half, we saw startup expenses at Brinderson that we won't see in the second half of the year. And so, we would expect the downstream margins on Brinderson's business to improve half over half.

Glenn Wortman:
OK. And then just given your revenue expectations for Water and Wastewater this year, your margin outlook for that business does appear a little bit conservative. Are you expecting gross margins to come in a little bit or OpEx to ramp up as you move into the third and fourth quarters?

David Martin:
I don't anticipate significant uptick in overhead. There are certainly seasonal variations to incentive compensation accruals and so forth, but other than that, it's pretty stable. Gross margins will be stable as well. In fact, now if you look at second quarter performance for the business, it's pretty solid. And our third and fourth quarters are typically in that same kind of ballpark versus the first quarter where we had the seasonal low.

Glenn Wortman:	Sure, sure. OK, thanks for taking my questions.

David A. Martin:	Thank you, Glenn.

Operator:	Thank you. Our next question comes from Arnie Ursaner from CJS Securities. Your line is open.

Arnold Ursaner:	Hi. You spoke a lot about the strong bid table. Can you highlight the factors you're looking at that indicate on what you think is driving the strong bid table?

Charles Gordon:
Well, Arnie, we put together a pretty comprehensive CRM system that covers most of the business now over the last couple of years. What that's allowed us to do is have pretty good visibility on what we think the market activity is for each one of the businesses. And as we move into the second half and even into next year, all the indications that we see from the activity in our CRM system, indicates that the bid tables are in really good shape.

Arnold Ursaner:
OK. And then again, you did talk about some projects moving towards the back part of the year. Perhaps to help us in, maybe, to give you an opportunity to set the Q3 expectation mark correctly, as I look at the back half of the year, how should we think about Q3 versus Q4?

Charles Gordon:
We believe that we're positioned really well to make the full year. We're not going to provide guidance for Q3, specifically. We are sticking to our full year guidance range. Because of the really solid condition of NAR, Corrpro, UPS and Brinderson, we feel really good about the second half of the year.

Arnold Ursaner:
But a lot of the stuff you talked about though is driven by activity that is being delayed now and is expected late in Q4. To the extent that it gets delayed slightly, wouldn't that cause significant risk in the number for Q4?

Charles Gordon:
I don't. I think what we've tried to do is balance out the risk and lay into the project that we specifically talked about in Q4 was the Bayou project. Most of the rest of the businesses aren't backloaded at all. They have very solid backlogs that are executable in Q3 and Q4. The one specific Bayou project that I mentioned, I think, we have a very balanced forecast for it. But again, as I mentioned earlier, we do not have a final schedule on that project yet.

Arnold Ursaner:	Well, you indicated in your prepared remarks, you have some built-in in Q4. Can you quantify what some means?

Charles Gordon:	I'm not going to go into that level of detail. We have a large project, and we have a portion of revenue and gross margin built into our execution in Q4. And we expect that to happen.

Arnold Ursaner:	Thank you.

Operator:	Thank you. Our next question comes from Eric Stine from Craig-Hallum. Your line is open.

Aaron Spychalla:	Good morning, guys. It's Aaron Spychalla on for Eric. Thanks for taking the questions.

David A. Martin:	Hi, good morning.

Charles Gordon:	Good morning.

Aaron Spychalla:
Good morning. Maybe, first on Brinderson, can you just give a little bit more detail on the delay in the Permian that you talked about? And then maybe looking at backlog, you mentioned the split between downstream and upstream and the impact on margins this quarter, but can you just maybe talk about what backlog looks like as far as those two components?

Charles Gordon:
Sure. One thing I want to be clear on is that we're very pleased with the Brinderson acquisition overall. The backlog position for the business going into the second half will fulfill our requirements to hit the forecast.

Overall, the business is going to see revenue growth from around $225 million to $300 million for the year, which is phenomenal organic growth, I want to be very clear on that. Where the forecast that we have and the expectation that we have is right in line with the buyer, with our assessment of what the business would do when we bought it. So for first for full year results, it's right in line with what we expected.

As we built the budget for the year and the expectation for the year, we felt that there would be an opportunity to enter the Permian Basin faster than we have. As you can imagine, with the kind of growth the business has seen in the first half, the management team has been very busy out there. The negotiation with the customer that's asked us to enter the Permian was slower than we had anticipated. We do have an order for them. We will start operations in the Permian in September. The overall scope of the operation is smaller than what we had originally expected, but I think the good news is, it positions us very well in the Permian Basin for 2015. So we're excited about overall Brinderson's performing right where we thought it would be when we bought it a year ago.

Aaron Spychalla:
Right. Thanks for the color. And then maybe just staying on Brinderson, can you talk about any of the synergies that you might be seeing so far, or how we might think about that in the back half of this year and into 2015?

Charles Gordon:
You know, I think, as we go into 2015, I don't think we're going to see significant synergies this year. As we go into 2015, we believe there is significant synergies, particularly with Corrpro and probably Fyfe in the downstream and the upstream market in California. We're aggressively putting those programs together to understand better exactly what the market opportunity is and what we think the ramp up might be. But I think that from a significant result standpoint, that will be a 2015 opportunity for us.

Aaron Spychalla:	All right. Sounds good. Thanks, guys.

Operator:	Thank you. Our next question comes from John Rogers from D.A. Davidson. Your line is open.

John Rogers:	Hi, good morning.

David Martin:	Good morning.

John Rogers:	Just a couple of small things. First of all, Chuck, you mentioned the report to the board. At that point, then will - are they expected to name permanent CEO?

Charles Gordon:	Let me comment on that.

John Rogers:	Yes.

Charles Gordon:
First of all, as I've expressed earlier, I'm very pleased to be operating the company and very focused on the current operation. The board is going through a CEO selection process. They are right on the schedule that they laid out. I think that the process is moving just exactly as we expected it would. And it's very important for Aegion to find the best possible candidate for the role. I am a candidate. I'm in discussions with the board, but the board absolutely needs to find the best possible candidate, and I support that fully.

So, as far as the report to the board goes, we should have that done sometime in about a month. And we'll report that back to the board and take whatever actions are appropriate at that time.

John Rogers:
OK. Thank you for that clarity. Secondly, in terms of the projects, the reference for Bayou, that might initially start up in the fourth quarter. Can you give us a sense of the scale or size? I mean, are these projects that will continue through 2015 or is it just early 2015 and done?

Charles Gordon:
Oh no, those projects would only start in the fourth quarter. Most of the execution of those projects are anticipated for 2015, and in fact, some may even stretch into the first part of 2016. They are significant projects, but what we have baked into Q4 is a small portion of the project.

John Rogers:	Well, then presumably, that would get Bayou back consistently contributing through 2015?

Charles Gordon:
Yes, we see a nice - we see the deepwater opportunity in the Gulf Coast emerging over the next three or four years. We spent a lot of time over the last couple of months trying to understand that market and where it's going, and we're very optimistic about it. Our challenge at Bayou is to make sure that we have the facility sized right for the opportunity, which is part of the overall assessment we're working on. But we're pretty optimistic about the market opportunity and about Bayou's ability to generate profits going forward.

John Rogers:
OK. And then just lastly, in terms of the - what you're seeing both on the water and on the energy backlog numbers, can you comment at all on what you're seeing in terms of pricing and sort of the embedded margin in this or in these bookings?

Charles Gordon:
Sure. Interesting, very good question. What we've seen on the NAR backlog is backlog's up significantly year-over-year and the gross margin in backlog is also up. And so we won projects. We won more projects than we have historically as a percent of the bid table and the margins are up, which is obviously, very exciting for us. We're very pleased about that. We see the same thing in Corrpro. I think, in Corrpro, the backlog has increased pretty nicely year-over-year. We had a very nice set of new orders in Q2. And I would say in across the mining segment, margins have held as we've built more business. I wouldn't say they've increased in Energy and Mining, but they have held.

John Rogers:	And on the water or Insituform business?

David Martin:	Yes, that was what he described.

Charles Gordon:	Yes.

John Rogers:	I’m sorry. I’m sorry. Sorry.

Charles Gordon:	No problem.

John Rogers:	OK, thank you.

Operator:	Thank you. And, again, ladies and gentlemen, to ask a question, please press star and then one. And our next question comes from Noelle Dilts from Stifel. Your line is open.

Charles Gordon:	Hi, Noelle.

Noelle Dilts:
Thanks. Hi, good morning. My first question is it looks like you moved away from providing some of the details you used to provide on the kind of sub E&M businesses, Corrpro, Bayou, et cetera. So I was wondering if you can provide any information on the growth rates, specific growth rates and profitability in the quarter?

Charles Gordon:	David, I'm going to refer that to you.

David Martin:
Noelle, as we entered the year, we made a conscious decision to try to get to the platform levels of performance and we're not going to provide the detailed specific businesses, except in terms of maybe backlog and those types of things that we've talked about, but happy to talk to you later. But at this point now, we're going to try to stick to the platform level review of financial performance and growth.

Noelle Dilts:
OK. So, second, I just wanted to circle back to John's question with the NAR backlog up and gross margin up. In the past, I think there's been a lot of discussion about that market being commoditized, but it seems like you've been making good progress in terms of the types of projects that you're winning in the margin. So I'm curious if you feel like you as a company that Aegion is doing something to kind of win some of these more attractive projects or if you really think it's just a function of the market?

Charles Gordon:
I think it's both. I think our sales force has done an excellent job in positioning us for the bids. They also do a really nice job of helping us understand competitor pricing, and where we need to be, as we bid these jobs. So I think it is a function of the market. There is no question there's been a nice tailwind, but I think that's in combination with a very experienced sales force that is functioning at a very high level right now.

Noelle Dilts:
And then just expanding on that, could you talk a little bit about this bid table that you're seeing in 2015, if there are specific geographic regions that are showing strengths and if you're seeing - in terms of the size of the projects what you're seeing in terms of that mix?

Charles Gordon:
Well, I would keep it to pretty general at this point. I don't want to get too specific on exactly what we expect the first half of next year to look like because it's a long ways out and things in our perspective can certainly change. Just overall, what I would say is that the bid table is solid. It looks like it's - that next year at least going into the year in the first half of the year, where we've little bit better visibility, looks a lot like this year, both in terms of the size of the projects and the number of projects. I think we see a lot of opportunity internationally, particularly coming down the road in India. We have to decide how we're going to approach that market. But overall, I think, NAR's business, just looks like it's going to sustain itself and move into 2015, very similar to the way it's going now.

Noelle Dilts:	Thank you.

Operator:	Thank you. And our next question comes from Spencer Joyce from Hilliard Lyons.

Spencer Joyce:	Good morning, guys. Thanks for taking my questions.

Charles Gordon:	Good morning.

David Martin:	Good morning.

Spencer Joyce:
David, I want to start off with you first. You mentioned that the $20 million repurchase program for the year has been completed. And I just wanted to inquire to the extent you can comment, have you all been in talks with the board about what you may be able to do as far as a little more repurchase or everybody's favorite buzz word, a potential dividend?

David Martin:
Certainly. It's a good question. The opportunity for the $20 million comes as a result of the credit facility limitations that we have. And we fulfill that for the year. We still buy back stock for purposes of tax obligations with our equity participants in management. But outside of that, our limitation for the year is $20 million. And so, if we're going to pursue that any further, it would require some special dispensation from the banks. And certainly, we always talk about trying to be opportunistic, but at this point in time, we've done what we can do for 2014 under the facility limitations.

And as far as your second question regarding dividends, obviously, the company continues to pursue a lot of opportunities globally, both organically and potentially inorganically. So, at this point in time, I think the best use of our cash is to do the things we talked about -- investments to grow the business, continued acquisition opportunities, and if we have the opportunity to do it, to do stock repurchases.

Spencer Joyce:
OK. Thanks for the color there. I want to switch gears and talk just for a second about the Fyfe companies. You all noted a sizable municipal project was completed in Q1. And I just wonder if you can provide a little more color there. Is this a potential bellwether type project? Is it a particularly new customer or perhaps larger than usual, can we look for more of this type of award going forward?

Charles Gordon:
First of all, it was a municipal pressure pipe project with Miami-Dade. It was a reasonably large project, not huge, but reasonably large. I thought the team did an excellent job executing it. It was a bit of an emergency. We needed to get it done by pretty much by the end of June, and they did that. I think there is an opportunity. You know, I think we mentioned at Investor Day that we think pipeline opportunities represent probably 50 percent of the market opportunity for Fyfe. So there will be other opportunities like this come up. We have a long list of opportunities that we have in our sales funnel, a lot of them are pipe projects. So there will be other opportunities coming up. But I wouldn't look at that project, specifically as a reoccurring project for this year.

Spencer Joyce:	OK. Was this your, perhaps your first project with Miami-Dade or have you all done this with them in the past?

Charles Gordon:	No, we've done work with them in the past.

Spencer Joyce:	OK.

Charles Gordon:	And I think we have a very satisfied customer there.

Spencer Joyce:	OK. That’s all I had, guys. Congrats on a good quarter.

Charles Gordon:	Thank you.

David Martin:	Thanks.

Opertor:	Thank you. And I'm showing no further questions at this time. I'd now like to turn the call back to management for any closing remarks.

Charles Gordon:
Well, thank all of you for joining us this morning. We are pleased with the second quarter results and very excited about the rest of the year. I think the business has positioned extremely well to have two very good quarters going forward, and we look forward to more communication with you. Thank you.

Operator:	Ladies and gentlemen, thank you for participating in today's conference. This does conclude the program and you may all disconnect. Everyone, have a wonderful day.

END